UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 25, 2015

Date of Report (Date of earliest event reported)

New Relic, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36766	26-2017431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

188 Spear Street, Suite 1200

San Francisco, California 94105

(Address of principal executive offices, including zip code)

(650) 777-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2015, Chris Cook, the President and Chief Operating Officer of New Relic, Inc. (the “Company”), resigned from his position as the Company’s President effective October 1, 2015 and announced his intention to resign from his position as the Company’s Chief Operating Officer effective in January 2016.

On September 30, 2015, the Company’s board of directors promoted Hilarie Koplow-McAdams, the Company’s Chief Revenue Officer, to the role of President effective October 1, 2015.

Ms. Koplow-McAdams, age 52, served as the Company’s Chief Revenue Officer from December 2013 until her promotion to President effective October 1, 2015. From April 2013 to November 2013, Ms. Koplow-McAdams served as President of Global Sales at salesforce.com, inc., a software company. Ms. Koplow-McAdams also held a variety of other positions at salesforce.com, including President of the Commercial and SMB unit from February 2012 to April 2013, Executive Vice President of Worldwide Sales from May 2010 to February 2012, and Executive Vice President of Global Corporate Sales from May 2008 to May 2010. From 2006 to 2008, Ms. Koplow-McAdams served as Vice President of Direct Sales at Intuit Inc., a software company. In addition, Ms. Koplow-McAdams previously served in various senior sales roles at Oracle Corporation, a computer technology company. Her last position held at that company was Senior Vice President of Oracle Direct. Ms. Koplow-McAdams holds a B.A. in Sociology from Mills College and a Masters of Arts in Public Policy from the University of Chicago. Ms. Koplow-McAdams is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company has not entered into or materially amended any material plan, contract or arrangement with either Mr. Cook or Ms. Koplow-McAdams in connection with the foregoing.

A copy of the press release announcing these management changes is attached as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Press release, dated October 1, 2015, issued by New Relic, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Relic, Inc.

Date: October 1, 2015	By:	/s/ Mark Sachleben
Mark Sachleben
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release, dated October 1, 2015, issued by New Relic, Inc.